UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

Amendment No. 2

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2009

Capital Growth Systems, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Florida	0-30831	65-0953505
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 W. Madison Street, Suite 2060, Chicago, Illinois 60661

(Address of Principal Executive Offices, Including Zip Code)

(312) 673-2400

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Amendment No. 2 to a Current Report on Form 8-K/A (this “Amendment”) is being filed by Capital Growth Systems, Inc. (the “Company”) to clarify and/or update certain information contained in the Company’s Form 8-K and Form 8-K/A filed with the SEC on June 8, 2009 and June 11, 2009, respectively.

Item 4.01	Change in Registrant’s Certifying Accountant.

Dismissed independent registered public accountants

As previously reported, on June 2, 2009, Capital Growth Systems, Inc.’s (the “Company”) Board of Directors, voting together with a majority of the Company’s Audit Committee members, dismissed BDO Seidman, LLP (“BDO”), due to BDO’s proposed timing of completion of the audit and its proposed fees associated therewith for the year ended December 31, 2008 (the “2008 Audit”). The Company had originally engaged BDO on February 27, 2009 as its independent registered public accounting firm.

During BDO’s period of engagement, an issue was raised and discussed by certain of the members of the Board of Directors (but not the full Board or the full Audit Committee) and BDO regarding the Company’s accounting treatment for a complex issue associated with the valuation methodology applied to certain embedded derivative features of certain debt instruments issued by the Company during 2007 and 2008 (the “Valuation Issue”). The Company’s debt instruments are described more fully in its Current Report on Form 8-K filed with the SEC on November 20, 2008. The Valuation Issue did not impact cash of the Company and the Company ultimately filed its 2008 Form 10-K after additional consideration of the Valuation Issue and resolution of the appropriate methodology to be applied. The Company was unable to complete its 2008 audit as of June 2, 2009 and therefore could not file its 2008 Form 10-K until the Valuation Issue was resolved. Resolution of the Valuation Issue could have impacted the Company’s 2007 Form 10-K/A if the treatment resulted in a material change to the liabilities for warrants to purchase common stock and embedded derivatives of convertible debt instruments and preferred stock, as displayed therein. It should be noted that all of the applicable debt instruments that were issued in 2007 were subsequently either paid off or converted to Common Stock (with certain of the detached warrants still outstanding).

During the time prior to BDO’s dismissal and through the period immediately prior to filing its 2008 Form 10-K, the Company consulted with a variety of valuation experts to determine whether the issue raised by BDO had merit and, if so, what an alternative method would look like and yield. A number of approaches were raised and considered.

Based on the consultations, including those with firms of national reputation, the Company determined that the valuation model and fair value assumptions used in its original valuation were not inappropriate. The Company’s predecessor auditor reaffirmed its opinion on the 2007 statements and its successor auditor completed the 2008 engagement.

Although in-depth discussions were ongoing and significant work was done with respect to this issue, the positions were neither established nor resolved at the time of dismissal of BDO and the ultimate resolution of this matter did not result in a restatement of the Company’s previously issued financial statements.

As required by Regulation S-K Section 229.304(a)(3), the Company provided BDO with a copy of the disclosures above that were made in response to this Item 304(a). The Company requested BDO to furnish the Company with a letter addressed to the SEC stating whether it agreed with the statements made by the Company in response to this Item 304(a) and, if not, stating the respects in which it does not agree. The Company authorized BDO to respond fully to the inquiries of the Company’s successor independent registered public accountant with respect to these events.

The Company filed BDO’s letter, dated June 8, 2009, as Exhibit 16.1 the Form 8-K filed on June 11, 2009 and to this Current Report as well. In its letter, BDO agreed and acknowledged the Company’s assertions and included a matter in addition to the Valuation Issue. Such matter addressed the allowance for doubtful accounts established by the Company (the “Allowance for Doubtful Accounts Issue”).

The unusual actions of the customer that led to the Company’s enhanced focus on the collectability of the subject accounts receivable occurred at the end of the year and subsequent to the 2008 balance sheet date. Due to its materiality, the developing situation and available facts were disclosed to BDO in advance and it was agreed that the preferred treatment would be discussed during the audit. The Company ultimately filed suit against the customer and was supplied an assessment of collectability as “probable” by its outside litigator.

Some time prior to BDO’s dismissal, the Company had recorded an addition to its allowance for doubtful accounts for the entire net receivable. This decision satisfied BDO. The issue was resolved by management of the Company and was the subject of discussion with the Chairmen of the Board and the Audit Committee, respectively, and BDO (the interim accounting firm). Notes 1 and 20 to the 2008 financial statements, as filed with the Company’s Form 10-K, disclose the establishment of an allowance for the entire net receivable.

Subject to the disclosure regarding the Valuation Issue and the Allowance for Doubtful Accounts Issue set forth above, during the Company’s two most recent fiscal years ended December 31, 2008 and 2007 and through June 3, 2009 (the “Covered Period”), there were no disagreements with BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of BDO, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report.

The above disclosure is made in consideration of the following kinds of events, which did not result in a disagreement as there was no such advisory from the accountants to the Company:

(A) the accountants having advised the registrant that the internal controls necessary for the registrant to develop reliable financial statements do not exist;

(B) the accountants having advised the registrant that information has come to its attention that has led it to no longer be able to rely on management’s representations, or that has made it unwilling to be associated with the financial statements being prepared by management; or

(C)(1) the accountants having advised the registrant of the need to expand significantly the scope of its audit, or that information has come to the accountant’s attention during the Covered Period, that if further investigated may (i) materially impact the fairness or reliability of either: a previously issued audit report or the underlying financial statements; or the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent financial statements covered by an audit report (including information that may prevent it from rendering an unqualified audit report on those financial statements), or (ii) cause it to be unwilling to rely on management’s representations or be associated with the registrant’s financial statements, and (2) due to BDO’s dismissal, BDO did not so expand the scope of its audit or conduct such further investigation.

The following event was raised and not resolved prior to BDO’s dismissal due to its proposed timing of completion of the audit and its proposed fees associated therewith:

(D)(1) BDO advised the Company that information (i.e., the Valuation Issue) had come to its attention that it had concluded could materially impact the fairness or reliability of either: (i) a previously issued audit report or the underlying financial statements, or (ii) the financial statements issued or to be issued covering the fiscal period subsequent to the date of the most recent financial statements covered by an audit report (including information that, unless resolved to BDO’s satisfaction, would prevent it from rendering an unqualified audit report on those financial statements), and (2) except as disclosed regarding the Valuation Issue, due to BDO’s dismissal, the issue had not been resolved to BDO’s satisfaction prior to its dismissal.

BDO did not file a report on the financial statements for the Covered Period and, as such, no BDO report contains an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principles.

In connection with its 2008 Form 10-K, the Company identified two material weaknesses in its internal controls over financial reporting: (a) insufficient levels of qualified personnel and (b) inability to deploy such staff and systems to allow documentation of segregation of duties. BDO reiterated these items identified by the Company, which were disclosed in Part II of the Company’s 2008 Form 10-K.

Although not required or requested of it, BDO (in its letter of June 8, 2009) also offered its preliminary conclusions regarding certain controls over financial reporting. The Company did not engage BDO to provide an attestation report regarding internal controls over financial reporting. The Company took exception to certain of BDO’s preliminary conclusions, as:

•

The Company’s internal reconciliations, analyses, and schedules evidence that it analyzed its accounts and those workpapers were reviewed by the Company’s Chief Financial Officer. In addition, the Company hired an accounting firm in a controllership engagement specifically to review the financing instruments related to its fourth quarter acquisition.

•

The Form 8-K referenced by BDO in its letter dealt with the pro forma information reflecting the fourth quarter acquisition. It could not be completed accurately until the required SFAS 141 allocation was completed by an independent valuation firm.

•	The Company evaluated its internal controls and did use an outside consultant to prepare a preliminary evaluation of its internal controls.

As required by Regulation S-K Section 229.304(a)(3), the Company has provided BDO with a copy of these disclosures it is making in response to this Item 304(a). The Company requested BDO to furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements made by the Company in response to this Item 304(a) and, if not, stating the respects in which it does not agree. BDO’s letter is filed as Exhibit 16.2 to this Current Report on Form 8-K/A.

New independent registered public accountants

As previously reported in the Company’s Current Report on Form 8-K/A filed with the SEC on June 11, 2009, the Company engaged Asher & Company, Ltd. (“Asher”) as its new independent registered public accounting firm beginning with the audit of its financial statements as of December 31, 2009 and for the twelve-month period then ended. The engagement of Asher was approved by the Audit Committee of the Company’s Board of Directors. During the Company’s then two most recent fiscal years ended December 31, 2008 and 2007 and through June 9, 2009 (the date of the report), neither the Company nor anyone acting on its behalf consulted with Asher regarding either (i) the application of accounting principles to a specific transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report was provided to the Company or oral advice was provided that Asher concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issue; or (ii) any matter that was the subject of either a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K). The Company provided Asher a copy of this Report on Form 8-K/A as well as the previously filed report.

Item 9.01	Exhibits.

16.1	Letter from BDO dated June 8, 2009.

16.2	Letter from BDO dated January 26, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 27, 2010

CAPITAL GROWTH SYSTEMS, INC.

By:	/S/ JIM MCDEVITT
Jim McDevitt
Chief Financial Officer